Exhibit 10.1

July 23, 2007

Mr. John J. Leahy

162 Highland Street

Weston, MA 02493

Dear John:

I am pleased to extend to you an offer of employment to join The Hanover Insurance Group as Executive Vice President and Chief Financial Officer, reporting directly to me. The terms of your employment would be as follows:

1. Effective on your first day (your “Employment Date”), your salary will be payable in biweekly installments of approximately $18,461, which annualizes to $480,000.

2. You will participate in the 2008 Annual Incentive Compensation Program (IC) at a target of 90% of base salary. The program may be funded up to two times the target award level based on the Company’s achievement of specific financial goals. Your individual target goals will be established by you and me (subject to ratification by the Compensation Committee) in accordance with The Hanover Insurance Group Short Term Incentive Plan. Any IC payment will be contingent upon you being employed at The Hanover Insurance Group at the time the payment is made and is subject to the terms of the program and approval of the Compensation Committee.

In lieu of a 2007 Annual Incentive award, you will be granted THG restricted stock units (RSUs) with an estimated current value of $400,000 on your Employment Date. The RSUs will have a 2 year restriction; 2 years from your Employment Date, the restriction will lapse and the units will convert into shares that will fully vest as long as you are still employed with The Hanover Insurance Group.

3. You also will be granted stock options on your Employment Date with an estimated current value of $500,000. The strike price of the stock options will be the price of THG stock at the close of business on your Employment Date. Stock options vest over a three year period: 25% after one year of employment, an additional 25% after two years of employment, and an additional 50% after three years of employment.

As a participant in the 2008 Long Term Incentive Program, your Long Term Incentive Award will be targeted at a value at grant of approximately 150% of your annual base salary. For 2008, your award will have a targeted value at grant of approximately $725,000.

This offer and granting of all RSUs, stock awards, stock options and other grants under the Long Term Incentive Program are subject to the approval of the Compensation Committee of the Board of Directors and the terms and conditions of The Hanover Insurance Group Inc. 2006 Long-Term Incentive Plan, and as otherwise specified in the grant agreements. In this regard, we have discussed the terms of this offer with the Chairman of the Board and the Chairman of the Compensation Committee.

July 23, 2007

John Leahy

4. You will be eligible to participate in The Hanover Insurance Group’s benefit programs, including, but not limited to, Group Medical, Dental, Life, Short and Long Term Disability Insurance, and The Hanover Insurance Group Retirement Savings Plan (Qualified 401(k) Plan and our Nonqualified Retirement Savings Plan) available to executives with total compensation (annualized salary and bonuses) of $225,000 or more.

5. You will be eligible to participate in our Financial Planning benefit provided through AYCO Financial Services, Inc.

6. You will be eligible to earn four (4) weeks vacation annually in addition to Company paid holidays and other Company Leave Plans described in our Benefits Programs.

7. You agree to abide by The Hanover Insurance Group’s Code of Conduct and all other corporate policies as in effect from time to time. Employment at The Hanover Insurance Group is at-will. This means that you or the Company can terminate the employment relationship at any time, for any reason or no reason at all, with or without cause or notice.

8. You will also be eligible to participate in Hanover’s Change-In-Control Plan. Participation in the Plan is subject to the approval of the Compensation Committee of the Board of Directors and the terms and conditions of THG’s Amended Employment Continuity Plan, as in effect from time to time (the “Continuity Plan”).

9. If (i) your employment is involuntarily terminated without good cause or (ii) your duties or responsibilities change, without your consent, in a material or adverse manner (i.e., such change is effectively a demotion and a material diminution of your responsibilities) and you elect to terminate as a result of such a “constructive termination”, in either case within 12 months of your Employment Date, then you will be eligible to receive severance compensation equal to 12 months’ base compensation. Additionally, if you are involuntarily or constructively terminated within 12 months of your Employment Date as provided above and after the payment to eligible participants of the 2007 Annual Incentive Compensation Awards, which are targeted to be paid in March 2008, you will also be eligible to receive an additional cash payment of $200,000, which is one-half of the estimated value of the RSUs to be granted pursuant to paragraph 2. These benefits are subject to the execution of a separation agreement on terms and conditions acceptable to the Company (the “Severance Agreement”).

In the event you believe these provisions should be triggered, you must give the Company a written notice within 10 business days of the occurrence of such triggering and, in the event of a constructive termination, a proposed termination date 30 days thereafter. The Company shall have the right to cure a purported constructive termination within 15 days of receipt of said notice. The Severance Agreement will have a release of claims against the Company, non-solicitation, confidentiality and non-disparagement provisions, along with other terms acceptable to the Company.

These provisions in this paragraph 9 have no applicability if your termination is in any way related to a Change-in-Control or a potential Change-in-Control in which case benefits for which you are eligible, if any, shall be determined by the terms of the Continuity Plan.

10. As a condition of employment, all employees will be paid through Electronic Funds Transfer (EFT). You may elect to distribute your pay into one or more accounts.

July 23, 2007

John Leahy

11. Under the Federal immigration law, you will be required to complete an I-9 form verifying your employment eligibility in the United States. Refer to the enclosed materials for a list of acceptable forms of documentation. Be sure to bring the appropriate documents with you to new employee orientation on your first day of work.

12. Finally, as a condition of your hiring and continued employment thereafter, you must agree that you will not, directly or indirectly, during the term of your employment with the Company and for a period of one year thereafter, hire, solicit, entice away or in any way interfere with the Company’s relationship with, any of its policyholders, customers, clients, agents, registered representatives, vendors, officers or employees, or in any way participate with, assist or encourage a third party to do so. We understand that there are no impediments such as non-solicitation or non-competition arrangements which would impede your ability to carry out your contemplated responsibilities with the Company.

We will need to have you complete the enclosed application and return it to Bryan Allen along with one signed copy of the offer letter upon acceptance. The offer is contingent upon a satisfactory reference and background check. Our standard procedure is to complete our reference and background checks once your authorization has been received. Additionally, we have provided a copy of the Financial Planning Program with the enclosed materials.

We will mutually agree on your Employment Date, although there may be functions we would like for you to attend or activities we would like for you to undertake prior to your actual Employment Date. It is anticipated that you would officially become Chief Financial Officer following Ed Parry’s effective resignation date of August 31, 2007.

John, I am very excited about the prospect of you joining The Hanover as my partner in our journey to create a world class company. Please don’t hesitate to call me at (508) 855-2600 if you have any questions.

Yours truly,

/s/ Frederick H. Eppinger

Fred H. Eppinger, Jr.

President and Chief Executive Officer

The foregoing terms and conditions of employment are hereby agreed to and accepted:

/s/ John J. Leahy	July 24, 2007
_________________________________	___________________
John J. Leahy	Date

Cc:	Michael Angelini, Esq.
Robert Murray
Bryan Allen
J. Kendall Huber, Esq.